As filed pursuant to Rule 424(b)(7)
Registration Statement No. 333-249802

Prospectus Supplement to Prospectus dated November 2, 2020.

458,137 Shares

Evercore Inc.

Class A Common Stock

This prospectus supplement relates to resales of shares of Class A common stock of Evercore Inc. by the selling stockholder named herein, who received those shares in connection with a distribution of shares by ISI Holding, Inc., which acquired shares of Class A common stock upon exchange of limited partnership interests in Evercore LP, a wholly owned subsidiary of the issuer. Those limited partnership interests were acquired by ISI Holding, Inc. in connection with Evercore’s acquisition of the operating businesses of International Strategy & Investment (“ISI”) in October 2014.

The selling stockholder, or the selling stockholder’s pledgees, donees, transferees or other successors in interest, may offer and sell the shares from time to time at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods. This prospectus supplement and the accompanying prospectus, including the “Plan of Distribution” section of the accompanying prospectus, describe the general manner in which the shares of Class A common stock may be offered and sold by the selling stockholder. If necessary, the specific manner in which shares of Class A common stock may be offered and sold will be described in a further prospectus supplement.

We will not receive any proceeds from the sale of these shares by the selling stockholder.

The shares of Class A common stock are listed on the New York Stock Exchange under the symbol “EVR.”

Investing in our securities involves risk. See “Risk Factors” on page S-4.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated February 25, 2022.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of Class A common stock, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the Class A common stock offered by this prospectus supplement and the accompanying prospectus. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document.

In this prospectus supplement, references to “Evercore,” the “Company,” “we,” “us” and “our” refer to Evercore Inc., a Delaware corporation, and its consolidated subsidiaries. Unless the context otherwise requires, references to (1) “Evercore Inc.” refer solely to Evercore Inc., and not to any of its consolidated subsidiaries and (2) “Evercore LP” refer solely to Evercore LP, a Delaware limited partnership, and not to any of its consolidated subsidiaries.

EVERCORE

Evercore is the leading independent investment banking advisory firm in the world based on the dollar volume of announced worldwide merger and acquisition (“M&A”) transactions on which we have advised in the last five years. When we use the term “independent investment banking advisory firm,” we mean an investment banking firm that directly, or through its affiliates, does not engage in commercial banking or significant proprietary trading activities. We were founded on the belief that there is an opportunity within the investment banking industry for a firm free of the potential conflicts of interest created within large, multi-product capital intensive financial institutions. We believe that maintaining standards of excellence and integrity in our core businesses demands a spirit of cooperation and hands-on participation more commonly found in smaller organizations. Since our inception, we have set out to build—in the employees we choose and in the projects we undertake—an organization dedicated to the highest caliber of professionalism and integrity.

We operate globally through two business segments:

•	Investment Banking; and

•	Investment Management.

Our Investment Banking segment includes our global advisory business through which we deliver strategic corporate advisory, capital markets advisory and institutional equities services.

Our Investment Management segment includes wealth management and trust services through Evercore Wealth Management L.L.C., as well as private equity through investments in entities that manage private equity funds.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “believes”, “expects”, “potential”, “continues”, “may”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. All statements other than statements of historical fact are forward-looking statements and, based on various underlying assumptions and expectations, are subject to known and unknown risks, uncertainties and assumptions and may include projections of our future financial performance based on our growth strategies and anticipated trends in Evercore’s business. We believe these factors include, but are not limited to, those described under “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and in our subsequently filed Quarterly Reports on Form 10-Q (which are incorporated by reference in the accompanying prospectus), as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise except as required by law. You should, however, consult further disclosures we may make in future filings of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments thereto or in future press releases or other public statements.

We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC and in each subsequently filed Quarterly Report on Form 10-Q (which are incorporated by reference in the accompanying prospectus), as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in our securities.

SELLING STOCKHOLDER

The selling stockholder, Nancy R. Lazar, received the shares of Class A common stock covered by this prospectus supplement in connection with a distribution of shares by ISI Holding, Inc. ISI Holding, Inc. acquired shares of Class A common stock upon exchange of Class E partnership units of Evercore LP on February 24, 2022. The selling stockholder is a former owner of the operating businesses of ISI. On October 31, 2014, upon the closing of Evercore’s acquisition of ISI, ISI Holding, Inc. received partnership interests in Evercore LP, including Class E units (and other interests which ultimately converted into Class E Units) that are exchangeable on a one-for-one basis into shares of Class A common stock. The conditions, restrictions and limitations on the exchange of Class E units for shares of Class A common stock are described in Evercore LP’s limited partnership agreement and Evercore Inc.’s certificate of incorporation, which are incorporated by reference into the registration statement of which this prospectus supplement is part.

The following table sets forth, to the best of the Company’s knowledge, the number and percentage of shares of Class A common stock beneficially owned (as defined under SEC rules) as of the date hereof by the selling stockholder, including shares that the selling stockholder has the right to acquire within 60 days hereof.

	Shares Beneficially Owned Prior to Offering	Shares Offered Hereby	Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Number	Number	Percentage
Nancy R. Lazar	458,137	458,137	0	*

*	Less than 1%.

For purposes of this prospectus supplement, the selling stockholder includes pledgees, donees, transferees or other successors in interest from time to time selling shares received from the selling stockholder. We will pay the expenses incurred to register the shares being offered by the selling stockholder for resale, but the selling stockholder will pay any underwriting discounts and brokerage commissions associated with these sales.

The selling stockholder may offer and sell the shares from time to time at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods. This prospectus supplement and the accompanying prospectus, including the “Plan of Distribution” section of the accompanying prospectus, describe the general manner in which the shares of Class A common stock may be offered and sold by the selling stockholder. If necessary, the specific manner in which any particular shares of Class A common stock are offered and sold will be described in a further prospectus supplement, together with any required information on the selling stockholder.

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